UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

MORGANS HOTEL GROUP CO.

(NAME OF THE REGISTRANT AS SPECIFIED IN ITS CHARTER)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

Morgans Hotel Group Co. (which we refer to as Morgans, the Company, we, our or us) filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) on June 22, 2016 (the “preliminary proxy statement”), in connection with the special meeting of the Company’s stockholders to be held in connection with the proposed merger between the Company and an affiliate of SBEEG Holdings, LLC (which we refer to as SBE).

The following information amends and supplements information in the preliminary proxy statement.

SPECIAL FACTORS - BACKGROUND OF THE MERGER

The following information supplements the information under the heading “Special Factors - Background of the Merger” beginning on page 21 of the preliminary proxy statement. The following language is hereby added to the end of the paragraph beginning with “During the period September 2014…” on page 26:

“None of the parties that executed NDAs with the Company in connection with the process to explore strategic alternatives nor any of the parties that executed NDAs with the Company in connection with the brokered hotel sale process commenced by the Company in November 2015 is subject to any contractual restriction with the Company which prevents that party from making a potential superior proposal or requesting a waiver from the Company for the purpose of submitting a potential superior proposal.”

The last sentence of the final paragraph in this section is hereby deleted in its entirety.

The following language is hereby added as a new paragraph at the end of this section captioned “Special Factors – Background of the Merger”:

“On June 27, 2016, counsel for Bidder U contacted Fried Frank, stating that Bidder U was interested in executing a non-disclosure agreement that conformed to the requirements of the merger agreement. On June 29, 2016, the Company and Bidder U entered into a non-disclosure agreement, which conforms to the requirements of the merger agreement and permits Bidder U to request a waiver of the standstill provisions of the non-disclosure agreement for the purpose of submitting a private proposal for a transaction involving the acquisition of more than 50% of the aggregate voting power of the capital stock of the Company or more than 50% of the assets of the Company and its subsidiaries taken as a whole. The Company is furnishing non-public information to Bidder U, and may engage in further discussions with Bidder U, subject to the provisions of the merger agreement and the non-disclosure agreement with Bidder U.”

SPECIAL FACTORS - REASONS FOR THE MERGER; RECOMMENDATION

OF THE BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

The following language hereby replaces the last bullet on page 45 to the beginning on page 46 in full:

“As of March 31, 2016, the Company had approximately $11.9 million in cash and cash equivalents, plus $15.3 million of restricted cash, which consisted primarily of cash held in escrow accounts for debt service or lease payments, capital expenditures, insurance programs, and taxes. As a result of the posting of an approximately $3.0 million bond in July 2016 to stay enforcement of a judgment pending appeal in connection with a matter subject to litigation, and other near term funding obligations, including operating expenses, and debt service payments, the Company’s cash position has deteriorated further, with the result that the Company may not have sufficient liquidity to address unforeseen expenses or a further downturn in operating results. The Company’s cash position may be further exacerbated as a result of provisions of the Hudson/Delano mortgage loan agreements. These provisions require that all cash flows from Hudson and Delano must be deposited into accounts controlled by the lenders and excess amounts retained by the lenders if the debt yield ratio falls below 6.75%, until the debt yield ratio exceeds 7.00% for two consecutive calendar quarters. As of March 31, 2016, the Company’s debt yield ratio was 6.84%, and the Company projected that it may fall below the 6.75% threshold during the second quarter of 2016. (In May 2016, the Company did fall below the 6.75% threshold, triggering the foregoing requirements.) Under the Company’s most recent cash flow forecast prior to May 9, 2016, the Company’s cash balance was projected to fall to $6.0 million at November 30, 2016, and its year-end cash balance at December 31, 2016 was projected to be $18.0 million, assuming, among other things, receipt of termination fees in respect of the termination of the Morgans, Royalton and Shore Club management agreements, although the timing of such termination payments cannot be assured.”

The following language hereby replaces the third bullet on page 46 in full:

“On July 6, 2016, a judgment was entered in connection with litigation filed by Andrew Sasson and Andy Masi against the Company in the Supreme Court of the State of New York relating to a dispute over the interest potentially owed on $18.0 million in notes (the principal on which has been paid) which were convertible into shares of common stock and issued in connection with the Company’s November 2011 acquisition of 90% of the equity interests in The Light Group. The Company has posted a bond in the amount of approximately $3.0 million, thereby staying enforcement of the judgment pending the Company’s appeal. Plaintiffs also have a claim for attorneys’ fees which they have recently estimated to total approximately $1.0 million.”

SPECIAL FACTORS - LITIGATION

The following information replaces the information under the heading “Special Factors - Litigation” beginning on page 75 of the proxy statement. “Following the announcement of the execution of the merger agreement, four putative class action lawsuits were filed by purported stockholders of the Company challenging the merger and the merger agreement. The first complaint was filed in the Supreme Court of New York, New York County and was captioned Sinclair v. Morgans Hotel Group Co., et al., No. 652858/2016 (N.Y. Sup. Ct. filed on May 27, 2016) (the “New York Action”). On June 15, 2016, the plaintiff in the New York Action filed a notice of voluntary discontinuance without prejudice, thereby voluntarily discontinuing the New York Action.

The other three complaints were filed in the Court of Chancery of the State of Delaware and are captioned Baumwohl v. Lorber, et al., No. 12433-VCL (Del. Ch. filed on June 8, 2016), Centonze v. Burkle, et al., No. 12452-VCL (Del. Ch. filed on June 13, 2016), and Hua v. SBEEG Holdings, LLC, et al., No. 12479-VCL (Del. Ch. filed on June 17, 2016). On June 29, 2016, the Court of Chancery of the State of Delaware entered an order, among other things, consolidating the three actions filed in Delaware under the caption In re Morgans Hotel Group Co. Stockholder Litigation, Consol. C.A. No. 12433-VCL (the “Consolidated Action”) and appointing co-lead counsel and Delaware counsel in the Consolidated Action.

On June 30, 2016, plaintiffs in the Consolidated Action filed a Verified Consolidated Amended Class Action Complaint (the “Complaint”). The Complaint names as defendants the individual members of the Board, SBE, Merger Sub, Ronald W. Burkle, The Yucaipa Companies, LLC, Yucaipa American Alliance Fund II, L.P., Yucaipa American Alliance (Parallel) Fund II, L.P., Yucaipa American Alliance Fund II, LLC, Yucaipa American Funds, LLC, and Yucaipa American Management, LLC. The Complaint alleges, among other things, that the members of the Board breached their fiduciary duties to the Company’s stockholders by approving the merger and authorizing the Company to enter into the merger agreement, that Mr. Burkle and the Yucaipa entities are controlling stockholders of the Company and breached their purported fiduciary duties, and that SBE and Merger Sub aided and abetted these alleged fiduciary breaches. The Complaint further alleges that, among other things, Mr. Burkle and the Yucaipa entities pressured the Company into entering into the merger agreement and approving the merger and frustrated the Company’s efforts to explore other potential strategic alternatives; that the merger consideration is financially inadequate; that the sales process leading up to the merger and the merger agreement was flawed; and that the deal-protection provisions in the merger agreement are unduly preclusive and therefore prevent a potential topping bidder or topping bidders from making a superior proposal. The Complaint seeks, among other things, certification of the proposed class, preliminary and permanent injunctive relief (including enjoining or rescinding the merger), unspecified damages, and an award of other unspecified attorneys’ and other fees and costs.

The defendants believe that the claims asserted in the Complaint are without merit and intend to defend against them. However, a negative outcome in these lawsuits, or any follow-on lawsuit, could have a significant impact on the Company if they result in preliminary or permanent injunctive relief or damages. The Company is not currently able to predict the outcome of the litigation or any follow-up lawsuit with any certainty.”

Forward-Looking and Cautionary Statements

This document and the documents to which the Company refers in this report, contain not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, including the timing of the transaction and other information relating to the transaction. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the transaction and other information relating to the transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “may,” “will,” “could,” “should,” “would,” “assuming” and similar expressions are intended to identify forward-looking statements. You should read statements that contain these words carefully. They discuss the Company’s future expectations or state other forward-looking information and may involve known and unknown risks over which the Company has no control. Those risks include, (i) the risk that the transaction may not be completed in a timely manner or at all, including by reason of the unavailability of financing, which may adversely affect the Company’s business and the price of the common stock of the Company, (ii) the failure to satisfy any of the conditions to the consummation of the transaction, including the adoption of the acquisition agreement by the stockholders of the Company, the assumption or refinancing of the Company’s mortgage loan agreements and the receipt of governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement, (iv) the effect of the announcement or pendency of the transaction on the Company’s business relationships, operating results and business generally, (v) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction, (vi) risks related to diverting management’s attention from the Company’s ongoing business operations and (vii) the outcome of any legal proceedings that may be instituted against us related to the acquisition agreement or the transaction. Factors that may affect the business or financial results of the Company are described in the risk factors included in the Company’s filings with the SEC, including the Company’s 2015 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, the Company does not undertake to update these forward-looking statements to reflect future events or circumstances.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by a new holding company to be established SBEEG Holdings, LLC. In connection with the proposed transaction, the Company has filed a preliminary proxy statement, and the Company expects to file a definitive proxy statement and file or furnish other relevant materials with or to the Securities and Exchange Commission. STOCKHOLDERS ARE URGED TO READ ALL RELEVANT MATERIALS FILED WITH OR FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Stockholders may obtain a free copy of the preliminary proxy statement and other documents filed with or furnished to the Securities and Exchange Commission by the Company at the Securities and Exchange Commission’s website at www.sec.gov. The Company will make available a copy of its public reports, without charge, upon written request to the General Counsel, Morgans Hotel Group Co., 475 Tenth Avenue, 11th Floor, New York, NY 10018.

Participants in Solicitation

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information concerning the interests of the Company’s participants in the solicitation is set forth in the Company’s preliminary proxy statement, previously filed with the Securities and Exchange Commission.